                      KAMAN CORPORATION AND SUBSIDIARIES
              EXHIBIT 11 - EARNINGS (LOSS) PER SHARE COMPUTATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNT)



                                For the Three Months   For the Nine Months
                                 Ended September 30,   Ended September 30,
                                --------------------   ------------------
                                    2003      2002       2003      2002
                                    ----      ----       ----      ----
Basic:
  Net earnings (loss)             $  1,188  $  5,572   $ 18,438  $(39,453)
                                   =======   =======    =======   =======
  Weighted average number of
    shares outstanding              22,584    22,446     22,543    22,394
                                   =======   =======    =======   =======
Net earnings (loss) per share
  - basic                         $    .05  $    .25   $    .82  $  (1.76)
                                   =======   =======    =======   =======
Diluted:
  Net earnings (loss)             $  1,188  $  5,572   $ 18,438  $(39,453)
  Elimination of interest expense
    on 6% subordinated convertible
    debentures (net after taxes)       197       230        608         -
                                   -------   -------    -------   -------
  Net earnings (loss)(as adjusted)$  1,385  $  5,802   $ 19,046  $(39,453)
                                   =======   =======    =======   =======
  Weighted average number of
    shares outstanding              22,584    22,446     22,543    22,394

  Weighted average shares issuable
    on conversion of 6%
    subordinated convertible
    debentures                         923       994        942         -

  Weighted average shares issuable
    on exercise of diluted stock
    options                             78        81         31         -
                                   -------   -------    -------   -------

    Total                           23,585    23,521     23,516    22,394
                                   =======   =======    =======   =======

Net earnings (loss) per share
  - diluted*                      $    .05  $    .25   $    .81  $  (1.76)
                                  ========  ========   ========  ========

*The calculated diluted per share amounts for the three months ended
September 30, 2003 and the nine months ended September 30, 2002 are anti-dilutive, therefore, amounts shown are equal of the basic per share calculation. Additional potentially diluted average shares outstanding of 1,186 for the nine months ended September 30, 2002 have been excluded from the average diluted shares outstanding due to the loss from operations in that year.
